Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1989 Employee Stock Purchase Plan, as Amended and Restated on January 19, 2017, and the Global Employee Stock Purchase Plan, as Amended and Restated on January 19, 2017, of Jacobs Engineering Group Inc. of our reports dated November 22, 2016, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 21, 2017